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THIS FILING CONSISTS OF A TRANSCRIPT OF A MARKETWATCH INTERVIEW WITH GLENN HUTCHINS, MANAGING DIRECTOR, SILVER LAKE PARTNERS, REGARDING THE PROPOSED MERGER.

About the Transaction

In connection with the proposed merger, SunGard will file a proxy statement with the Securities and Exchange Commission. INVESTORS AND SECURITY HOLDERS ARE ADVISED TO READ THE PROXY STATEMENT WHEN IT BECOMES AVAILABLE, BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION. Investors and security holders may obtain a free copy of the proxy statement (when available) and other documents filed by SunGard at the Securities and Exchange Commission’s Web site at http://www.sec.gov. The proxy statement and such other documents may also be obtained for free from SunGard by directing such request to SunGard, Attention: Investor Relations, telephone: (484) 582-5500.

SunGard and its directors, executive officers and other members of its management and employees may be deemed to be participants in the solicitation of proxies from its stockholders in connection with the proposed merger. Information concerning the interests of SunGard’s participants in the solicitation is set forth in SunGard’s proxy statements and Annual Reports on Form 10-K, previously filed with the Securities and Exchange Commission, and in the proxy statement relating to the merger when it becomes available.

CBS Marketwatch Interview with

Glenn Hutchins, Managing Director, Silver Lake Partners

Date:	March 28, 2005
Time:	06:00 AM - 07:00 AM
Station:	Internet
Location:	Network
Program:	CBS Marketwatch

JEAN LEE, anchor:

I’m Jean Lee with MARKETWATCH in New York.

The biggest buyout of a tech company has been announced. A group of seven private investment firms agreeing to buy financial services software firm, SunGard Data Systems. The price tag on that: $11.3 billion. They’re taking private.

Joining us in the studio, Glenn Hutchins, one of the co-founders of Silver Lake Partners, who led the group of investment firms into this deal. Welcome and congratulations.

Mr. GLENN HUTCHINS (Silver Lake Partners): Thank you for having us here, but you can congratulate us when we get this one done, not when we announce it.

LEE: OK.

Mr. HUTCHINS: Thank you nonetheless.

LEE: Why SunGard?

Mr. HUTCHINS: Why SunGard? That’s a good question. It’s—SunGard—we’re technology investors, we use private equity as a tool, but we’re primarily technology investors and for us SunGard is one of the great technology franchises in the world. It’s, you know, got terrific products, mission critical products and services for its customers, really customers, the most important financial institutions in the world among others, world class management team. And you put those three things together and you’ve got a great technology business, which we feel very fortunate to have an opportunity to invest in.

LEE: Tell us about the process of you putting the consortium together and the timeline, how long did all of this take?

Mr. HUTCHINS: Some of these things I’m not going to go into because some of the matters are private. But let’s just say that it took Cris and his team and the people who came before him 20 years or more to build this great a company and to build a company like this. And so in that context, putting together this consortium to buy the business was the easy part. The hard part is actually building a business that’s this terrific.

We approached the business—we approached the company’s bankers a few months ago, I believe, well more than a few months ago, it was in the fall when the company announced that it was spinning off half of its business called Availability Services and talked to them about the potential to buy the whole business. And then we worked on the project since then. When we introduced the group of private equity investors to the transaction, they were as thrilled as we were by the opportunity to make this investment. They worked very hard side by side.

The important point to make here is you said we led this transaction, that’s a term of art in my business, we organized it and we recruited the rest of these private equity firms as equal partners. And they have proven themselves up to that task. They worked really hard, they’ve become—they’ve really made—they plus we, we’re representing here group of people who made this thing happen.

LEE: Team effort.

Mr. HUTCHINS: Team effort, exactly right.

LEE: And a solid team.

Mr. HUTCHINS: Could not have been done without that team. That’s a terrific—it’s some of the best private equity firms in the world, some of the best people, some of the smartest, hardest working young people around work for them and they’re what this made this thing happen.

LEE: Very gracious of you. You’re just—what about your decision about the timing of it, why now?

Mr. HUTCHINS: Why now? Well, SunGard was in the middle of a process by which it was splitting itself up. Right. And so it had started the process of creating value out of its pieces. And we were able to present through the bankers to the board an alternative plan, which they chose to accept.

LEE: OK. Looking forward, how long do you plan to hold on to SunGard before any spin-offs occur?

Mr. HUTCHINS: We don’t have any plans for any spin-offs or any other near or medium term liquidity steps. This, for us, is a very long-term investment, we think it’s a terrific business, as I said earlier, great franchise. It’s a got a lot of staying power and it’s got a lot of opportunity for investment to build the business through investments in new products and externally through acquisitions. So our plan is to continue doing what Cris and his team have done for a long time, which is just build the business. We don’t have any plans, at this point, for anything other than that.

LEE: OK. Some on Wall Street concerned about this deal, among them a Needham Company cutting your stock down—or cutting SunGard down to a hold saying the price paid represents the company’s value. What do you answer to those who say maybe you paid—did you pay too much?

Mr. HUTCHINS: I certainly don’t think so. We wouldn’t be sitting here today if I thought I did. I will tell you that this is a situation which I believe is a win-win in that I think Cris and his team were able to deliver a value to their shareholders, which represents a full and fair value for the company.

On the other hand, we, who have a very long-term perspective, perhaps a longer term perspective than most people in the stock market, see opportunities to continue to create value in the business and make this a good investment for us. So I think we were able to both deliver through this price a very full value to the shareholders, but also buy the business, which we believe that we can make profit from ourselves.

LEE: Finally, part of this deal was leveraged using junk bonds. Are you all concerned about the junk bond market?

Mr. HUTCHINS: This deal is—I can’t get into the details about this because, you know, SEC rules around selling bonds other than with a prospectus, so I’m not going to go into details of the debt, I’m sorry. But what I’ll just say is it’s fully committed financing, it’s committed by some of the biggest and most important financial institutions in the world, JP Morgan, Deutsche Bank and Citibank, so we have every confidence that it will get done.

LEE: OK. We’re going to leave it there.

Mr. HUTCHINS: Great. Thank you.

LEE: Thanks so much.

Mr. HUTCHINS: Nice to be here.

LEE: Thank you.

Mr. HUTCHINS: Pleasure to meet you.

LEE: Thank you.

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